DEVELOPMENT AND PURCHASE AGREEMENT
                                       504

         This Agreement ("Agreement") is made effective this 13th day of June, 1996 by and between Canton Financial Services Corporation, (hereinafter referred to as "Canton"), a Nevada corporation with offices at 268 West 400 South, Suite 310, Salt Lake City, Utah 84101 and, Bust-It Records, a California corporation (hereinafter referred to as "Client"), with an address as described below under
Item 18(e)(iv) with respect to the following:

                                    RECITALS

         WHEREAS, Canton , among other things, and through its subsidiary, CyberMall, Inc. is in the business of building and selling Mall sites on the internet and providing necessary support and maintenance services to and for companies that desire to market and/or promote their products or services on the Internet;

          WHEREAS, Client is in the business of marketing and promoting products and services relating to the music business;

         WHEREAS, Client desires that Canton, through its subsidiary, CyberMall, Inc., develop and sell to Client, a Mall site on the Internet to promote and market products and services associated with its business; and

         WHEREAS, for the purposes of this Agreement, "Client" shall also mean to include entities and individuals owned, affiliated with or represented by Client as listed in Exhibit "A" attached hereto, if applicable.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, Client and Canton agree as follows:

1.       Sale and purchase

         Canton agrees to sell to Client and Client agrees to purchase from Canton, a wholly owned subsidiary of Canton Financial Services Corporation, knows as (A Cyber Company to named, Inc. ("CY"), which among other things, shall include a Mall site on the Internet which Canton will develop and tailor to meet Bust-It Records' specific needs. Said mall shall include, but not be limited to the following:

          a. Use of Canton's T-1 access line; use of computer hardware and software; use of a graphic design team; use of a copy writing and editing team; use of computer programmers; use of scanning systems, facsimile systems, photocopiers; and use of Canton's proprietary search engine and shopping cart when such products become available. All of the above are specifically for the purpose of developing and servicing CY.

          b. Canton shall supply CY with the necessary vendor contracts and forms.

          c. Within 15 days of this Agreement, Canton shall provide Client and CY a detailed list of the conditions pursuant to item 1 (a) as well as a list of additional services that it will provide pursuant to the development and servicing of this mall.


2.       Purchase Price.

         The purchase price for said subsidiary and Mall site shall be Fifteen Million Dollars ($15,000,000).


3.       Terms of Sale

          a. Pursuant to a Consulting Agreement between Canton and Client dated June 13th, a copy of --------- which is attached hereto as exhibit "B" ("CONSULTING AGREEMENT"), Canton shall assist client with, among other things, forming a new Nevada corporation ("NEWCO") and preparing the documents for raising capital through a public offering(s) of NEWCO's stock pursuant to Rule 504 of Regulation D ("OFFERING(s)"). Pursuant to Item 2 (d) of the CONSULTING AGREEMENT, Canton shall receive the first Seventy-Five Thousand Dollars ($75,000) cash raised from the OFFERING(s) as compensation for other services provided by Canton to Client under CONSULTING AGREEMENT.

                  i. Under the terms of this DEVELOPMENT and PURCHASE AGREEMENT herein, Canton shall receive the next One Hundred and Fifty Thousand Dollars ($150,000) cash raised from the aforementioned OFFERING(s).

                  ii. Canton shall further receive Five Hundred Thousand (500,000) free-trading shares of NEWCO, under the OFFERING(s). For the purpose of this Agreement, Said shares shall be valued at One Million Three Hundred Thousand Fifty Dollars ($1,350,000).

          b. The balance of Thirteen Million Five Hundred Thousand Dollars ($13,500,000) shall be paid as follows:

                  i. Client shall execute a Promissory Note for Thirteen Million Five Hundred Thousand Dollars ($13,500,000) in favor of Canton ("Note"). This Note shall be secured by the CY corporate stock (which shall remain in the possession of Canton until said Note has been paid in full) and shall be due and payable in full within three years form the date of this Agreement. After the end of three (3) years form the date of this Agreement, Canton may, at its option, convert any unpaid balance into 29% of CY's common stock in lieu of full payment.

                   ii. As an incentive for early payment in full on this Note, Client may pay to Canton Eight Million Dollars ($8,000,000) cash within the first twelve months from the date of this Agreement, Or, Client may pay Ten Million Dollars ($10,000,000) cash within the twenty-four months from the date of this Agreement which amount shall represent payment in full on this Note. Additionally, any amount paid in the first twelve months shall be applied pro-rata towards the ($10,000,000) to be paid within the twenty-four month period. Additionally, any amount paid in the first twenty-four months shall be applied pro-rata towards the ($13,500,000) to be paid within the three year period.

          c. Further, Canton shall receive 2% of the gross quarterly revenues of Cy, in perpetuity, which is to be disbursed on a quarterly basis.

          d. Once $9 million in gross revenues have been achieved from CY, Client shall issue an additional 100,000 shares of free trading stock of NEWCO to Canto or designees pursuant to a Form S-8 under the Securities Exchange Act of 1933, as amended, for services rendered.

          e. Before each issuance of stock , or exchange of stock pursuant to this Agreement, Canton shall provide Client with a list of designees ("List of Designees") specifying which entities will provide or have provided services under this Agreement, and the amount of stock each is to be compensated. Such list must bear the notarized signature of an officer of Canton to be valid. All shares issued pursuant to this Agreement shall be issued pursuant to Canton's instruction.

4.       Expenses.

          a. Client shall be responsible for all costs associated with the development and service of CY. Consultant shall provide Client monthly itemized invoices and statements of all costs it has incurred on behalf of CY. Client shall have the option to pay expenses in cash or with NEWCO stock. In the event that Client chooses to pay in stock, said payment shall be made in free trading stock of NEWCO and subject to Item 3(e) above. In the event Client chooses to pay in cash, it shall receive a Twenty-Five Percent (25%) discount from the amount of invoice paid in cash.

          b. All time spent on each matter by any independent employee of CyberMall or any of its subsidiaries, is recorded and charged at an hourly rate and is subject to periodic review based on the status of the person performing the work. In the event there are any unpaid compensation or expenses, they shall bear interest at the annual rate of 18%, compounded annually; any invoice unpaid after thirty (30) days shall bear interest as indicated above and may be settled by the issuance of additional shares of the common stock of Clients' of equivalent value, at the option of Canton.

          c. For a period of sixty-days from the date of this Agreement, Consultant shall waive development expenses for Client. However, Consultant shall provide Client with an accounting of its costs for Client's review so client may have the opportunity to ascertain the level of quality of Consultant's work and the fairness of Consultant's billings. Any dispute shall be subject to Item 4 (d) below.

          d. In the event of a dispute over expenses to be paid by Client to Consultant, Client shall present to Consultant, in writing, the nature of the dispute. Consultant and Client shall first attempt to resolve the matter among themselves. If, after 30 days from the date of Client's dispute letter, the matter has not been resolved in writing and signed by both parties, it shall next be submitted to arbitrations. Each party shall select a member to represent them on the board of arbitration. The two chosen arbitrators shall then select a third member. Any resolution provided under arbitration shall be final and binding.

5.       Nondisclosure of Confidential Information

          a. In consideration for the Client entering into this Agreement, Canton agrees that the following items used in the Client's business are secret, confidential, unique and valuable, were developed by Client at great cost and over a long period of time, and disclosure of any of the items to anyone other than Client's officers, agents, or authorized employees will cause Client irreparable injury:

                  (i)      non-public    financial    information,    accounting
                           information, plan of operations, possible mergers or acquisitions prior to the public announcement;

                  (ii) customer lists, call lists, and other confidential customer data;

                  (iii) memoranda, notes, records concerning the technical processes conducted by Client;

                  (iv) sketches, plans, drawings and other confidential research and development data; or

                  (v) manufacturing processes, chemical formulae, and/or the composition of Client's products.

          b. Canton shall have no liability to the Client with respect to the use or disclosure to others not party to this Agreement, of such information as Canton can establish to:

                  (i)       have been publicly known;

                  (ii) have become known, without fault on the part of Canton, subsequent to disclosure by Client of such information to Canton;

                  (iii)     have  been  otherwise   known  by  Canton  prior  to
                            communication by the Client to Canton of such information; or

                  (iv) have been received by Canton at any time from a source other than Client lawfully having possession of such information.

6.       Term of Service and Development:

         Notwithstanding any early termination pursuant to Section 7, Canton shall be obligated to provide all services necessary to achieve the development of CY to Client's specifications for a period of one year form the date of this agreement. After this period, this Agreement can be extended on a month to month basis (the "Extension Period") by mutual agreement of the parties executed in writing specifying the compensation for the Extension Period. Such notice of either extension or termination shall be in writing and shall be delivered via U.S. certified mail, when applicable, effective ten (10) days after delivery to the other party.

7.       Termination of Agreement by Either Party

          a. Either party retains the right to terminate this Agreement if in the judgment of the Board of Directors of either part, the other party's actions or conduct make it unreasonable to perform under this Agreement. Such acts include, but are not limited to, engaging in or threatening to engage in illegal or unethical activities.

          c. Either party retains the right to terminate this Agreement if the other party misrepresents its corporate standing, its power to enter and bind itself to this Agreement, its guarantees as indicated below, or any other material fact which would decrease the binding effect of this Agreement.

          d. Either party retains the right to terminate this Agreement if an unanticipated material change in federal or state laws and/or regulations makes continued performance under this Agreement unreasonable.

          e. Canton retains the right to terminate this Agreement upon Client's lack of payment pursuant to Item 4, if such delinquency continues for thirty (30) days after due hereunder.

          f. Notwithstanding the termination of this Agreement by either party, Canton shall be entitled to receipt of the charges for the work actually performed at its normal consulting rates, and shall retain or continue to be entitled to any stock either issued or authorized to be issued to Canton or its designees. Canton shall also be entitled to reimbursement of any expenses incurred.

8.       Non-Circumvention

         Client agrees that it will not enter into any transaction involving a business opportunity introduced to Client by Canton, without compensating Canton pursuant to this Agreement. Neither will Client terminate this Agreement solely as a means to avoid paying Canton compensation earned or to be earned, or in any other way attempt to circumvent Canton or this Consulting Agreement.

9.       Due Diligence

         Client shall supply and deliver to Canton all information relating to its business as may be reasonable requested by Canton to enable Canton to make an investigation of Client and its business prospects, and Client shall make available to Canton names, addresses and telephone numbers as Canton may need to verify or substantiate any such information provided. Client shall be under an affirmative obligation to update Canton of any potentially material changes it experiences.

10.      Best Efforts Basis

         Canton agrees that it will at all times faithfully, to the best of its experience, ability and talents, perform all the duties that may be required of and form Canton pursuant to the terms of this Agreement. Canton does not guarantee that its efforts will have any impact on Client's business or that any subsequent financial improvement will result form Canton's efforts. Client understands and acknowledges that the success or failure of Canton's efforts will be predicated on Client's assets and operating results. 11. Canton's Employees

11.      Canton's Employees

         Client is put on notice that agreements presently exist between Canton and certain employees of Canton prohibiting future employment with clients in general. Client agrees not to circumvent or frustrate the obligations of the parties to these agreements.

12.      Client's Representations

         Client represents, warrants and covenants to Canton that each of the following are true and complete as of the date of this Agreement:

          a. Corporate Existence. Client is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, with full corporate power and authority and all necessary governmental authorization to own, lease and operate property and carry on its business as it is now being conducted. Client is duly qualified to do business in and is in good standing in every jurisdiction in which the nature of its business or the property owned or leased by it makes such qualifications necessary.

          b. Client's Authority for Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the Client. This Agreement has been duly executed and delivered by Client and constitutes the valid and legally binding obligation of Client enforceable in accordance with its terms, except to the extent that enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor rights generally. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in the violation of any provision of Client's Articles of Incorporation or Bylaws. To the best of Client's knowledge, after due inquiry, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with any mortgage, indenture, lease, contract commitment, agreement, or other instrument, permit, concession, grant, franchise, license, judgement, order, decree, statute, law, ordinance, rule or regulation applicable to Client or any of its properties or assets.

          c. Consents and Authorizations. Any consent, approval order or authorization of, or registration, declaration, compliance with or filing with any governmental or regulatory authority required in connection with the execution and delivery of this Agreement to permit the consummation by Client and Canton of the transactions contemplated herein shall be accomplished in a timely manner and in accordance with federal and/or state laws where applicable. Client herein guarantees that at the time and at the date of trade, should its stock fall below the value as previously established at the time and on the date this Agreement was consummated, that Client will correct any difference to Canton so that Canton would have been put in the same position should the stock have been trading at the same value when this Agreement was consummated.

          d. Litigation. There are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of Client, threatened which may result in any liability on the part of Client other than what has already been disclosed to Canton.

          e. Involvement in Proceedings or Investigations by Securities Regulatory Authorities. Client, its officers, 10% of shareholders, and any entity which Client or its affiliates or officers control, has not been previously involved in any litigation, investigations or proceedings with the SEC or any other State of Foreign Securities Regulatory organization, and is not presently indicted and/or was never convicted of fraud or any similar crime involving any allegation of dishonesty or theft, nor found guilty or is currently involved in legal proceedings of such conduct in a civil context, other than as disclosed and with full and complete details attached hereto.

          f. Minute Books. The minute books of Client contain full and complete minutes of all annual, special and other meetings (or written consents in lieu thereof) of the directors and committees of directors and shareholders of Client; the signatures on such minutes and written consents are the true signatures of the persons purporting to have signed them; and the stock ledger of Client with respect to shares of Client's common stock issued or transferred is complete and no documentary stamp taxes are required to be affixed and canceled in connection with the transfer of issuance of the shares.

          g. Disclosure Documents. Client has or will cause to be delivered, concurrent with the execution of this Agreement, copies of its entity records as requested to effectuate any transaction contemplated herein. Documents which Client agrees to provide to Canton shall include but not be limited to audited financial statements for the past three years of Client's operations or as long as Client has been in operation, whichever is less, which have been audited by a SEC peer approved financial auditor, any entity resolutions and any and all other documents which may in any way relate to the transactions contemplated in this Agreement.

          h. Nature of Representations. No representation or warranty made by Client in this Agreement, nor any document or information furnished or to be furnished by Client to the Canton in connection with this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements contained therein not misleading, or omits to state any material fact relevant to the transactions contemplated by this Agreement.

          i. Independent Legal and Financial Advice. Canton is not a law firm; neither is it an accounting firm. Canton does, however, employ professionals in those capacities to better enable Canton to provide consulting services. Client represents that it has not nor will it construe any of Canton's representations to be statements of law. Client has and will continue to seek the independent advice of legal and financial counsel regarding all material aspects of the transactions contemplated by this Agreement, including the review of all documents provided by Canton to Client and all opportunities Canton introduces to Client. Client acknowledges that no representation or warranty has been given to Client by Canto as to any legal, tax, accounting, financial or other aspect of the transactions contemplated by this Agreement.

13.      Canton's Disclosure

     Canton makes no warranties or representations with respect to the value or potential value or earnings potential, of the proposed Mall site. 14. All prior Agreements Terminated

14.      All Prior Agreements Terminated

     This Agreement comprises the entire agreement and understanding between the parties hereto at the date of this Agreement as to the subject matter hereof and supersedes and replaces all proposals, prior negotiations and agreements, whether oral or written, between the parties hereto in connection with the subject matter hereof. None of the parties hereto shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement other than as expressly provided in this Agreement unless the parties hereto subsequently agree to vary this Agreement in writing, duly signed by authorized representatives of the parties hereto.

15.      Canton is not an Agent or Employee of Client

         Canton's obligations under this Agreement consist solely of the Consulting Services described herein. In no event shall Canton be considered to act as an employee or agent of Client or otherwise represent or bind Client. For the purpose of this Agreement, Canton is an independent contractor. All final decisions with respect to acts of Client whether or not made pursuant to or in reliance on information or advice furnished by Canton hereunder, shall be those of Client or its affiliates and Canton, its employees or agents shall under no circumstances be liable for any expense incurred or loss suffered by Client as a consequence of such action or decisions.

16.      Utilization of Attorneys

         Canton utilizes attorneys to assist it in preparing the documentation required to effectuate the transactions contemplated by this Agreement. The attorneys utilized by Canton represent only Canton, and Canton's interest in providing consulting services and do not in anyway represent the interests of any party to this Agreement other than Canton's. Client is advised, and has represented, that it will seek independent legal counsel to review all documentation provided to Client by Canton.

17.      Continue Operations in Substantially Same Manner

         Client will not transfer, sell or hypothecate, assign or distribute any of the assets currently in its possession except upon the written agreement of the parties to this Agreement, and will continue operations in substantially the same manner as it is presently functioning, until this agreement has been consummated.

18.      Miscellaneous

          a. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of the parties hereto.

          b. Amendment. This Agreement may be amended or modified only by an instrument in writing executed by the parties hereto.

          c. Waiver. No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing. No consent waiver or excuse by either party, express or implied shall constitute a subsequent consent, waiver or excuse.

d.       Assignment

                  (i) The rights and obligations of the Canton under this Agreement shall inure to the benefit of and shall be binding upon its successors and assigns. There shall be no rights of transfer or assignment of this Agreement by Client except with the prior written consent of the Canton.

                  (ii) Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties and their successors, any rights or remedies under this Agreement.

          e. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph Corporation for transmittal or when sent by facsimile transmission, charges prepaid provided that the communication is addressed:


                  (i)      In the case of Canton to:

                           Canton Financial Services Corporation
                           268 West 400 South, Suite 300
                           Salt Lake City, Utah 84101
                           (801) 575-8073
                           (801) 575-8092 (fax)
                           Attention: Richard Surber, President

                  (ii)     In the case of Client to:

                           Bust-It Records
                           P.O. Box 2165
                           Oakland, CA 94621
                           510-535-7010
                           510-535-7015 (fax)

                  or to such other person or address designated by Client in writing to receive notice.

          f. Headings and Captions. The headings of paragraphs are included solely for convenience. If a conflict exists between any heading and the text of this Agreement, the text shall control.

          g. Entire Agreement. This instrument and the exhibits to this instrument contain the entire agreement between the parties with respect to the transaction contemplated by the Agreement. It may be executed in any number of counterparts but the aggregate of the counterparts together constitute only one and the same instrument.

          h. Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but his Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

          i. Controlling Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Utah without regard to its law on the conflict of laws. Any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in Salt Lake County, Utah. The parties exclude any and all statutes, law and treaties which would allow or require any dispute to be decided in another forum or by other rules of decision than provided in this Agreement.

          j. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement the prevailing party shall be entitled to recover actual attorney's fees court costs, and other costs incurred in proceeding with the action from the other party. The attorney's fees, court costs or other costs, may be ordered by the court in its decision of any action described in this paragraph or may be enforced in a separate action brought for determining attorney's fees, court costs, or other costs. Should either party be represented by in-house counsel all parties agree that party may recover attorney's fees incurred by that in-house counsel in an amount equal to that attorney's normal fees for similar matters, or, should that attorney not normally charge a fee, by the prevailing rate charged by attorney's with similar background in that legal community.

          k. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

          l. Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transactions described herein.

          m. Indemnification. Client and Canton agree to indemnify, hold harmless and, at the party seeking indemnification's sole option, defend the other form and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties, court fees, and attorney's fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant condition or agreement of the other party to this Agreement. Neither party shall be responsible to the other party for any consequential or punitive damages.

          n. No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

          o. Facsimile Counterparts. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement. Further, this Agreement may be executed in counterparts.


     IN WITNESS WHEREOF, the parties have executed this Agreement ono the date herein above written.



Canton Financial Services Corporation                Bust-It Records


/s/ Richard Surber                                   /s/Louis K. Burrell
Richard Surber, President                            Louis K. Burrell, President